Exhibit 16.1

February 18, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the “Change in Independent Registered Public Accounting Firms” Section of the Form S-1 of Bayhill Therapeutics, Inc. (the Company). The Company has informed us that such Form S-1 is expected to be filed with the U.S. Securities and Exchange Commission on or about February 19, 2008. We agree with the statements concerning our Firm contained in such Section.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP